Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-4 to the Registration Statement No. 333-152426 of our reports dated October 12, 2007, with respect to the consolidated financial statements of LTX-Credence Corporation (formerly LTX Corporation) included in its Annual Report (Form 10-K) for the year ended July 31, 2007, and the effectiveness of internal control over financial reporting of LTX-Credence Corporation (formerly LTX Corporation) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 17, 2008